Exhibit 10.2

September 11, 2014

Mesfin Demise

460 Herndon Parkway,

Suite 150

Herndon, VA 20170

Dear Mesfin:

On behalf of HC2 Holdings, Inc. (the “Company”), it is my pleasure to offer you the regular, full-time position of Chief Financial Officer and Compliance Officer, reporting to Keith Hladek, Chief Operating Officer. This position is based out of the Herndon, Virginia office. The effective date will be Thursday, September 11, 2014 (the “Effective Date”), subject to the conditions set forth herein.

Your semi-monthly salary will be $6,875, which is $165,000 annually, plus an annual discretionary bonus, approved by the Company. In addition, you will receive the following equity awards:

i.	15,000 shares of Restricted Stock. The Restricted Stock shall vest and the restrictions shall lapse for one-third of the shares on the Grant Date and an additional one-third of the shares on each of the first and second anniversaries of the Effective Date, subject to your continued employment on such date. The Restricted Stock shall be subject to the terms of the underlying award agreements and the Company’s equity plan in effect from time to time.

ii.	Stock options to purchase 3,000 shares of the company’s common stock, par value $0,001 per share (the “Option”). The Option shall be exercisable for one-third of the shares subject to the Option on the Grant Date and an additional one-third of the shares covered by the Option shall become exercisable on each of the first and second anniversaries of the Effective Date, subject to your continued employment on such date. The Option shall be subject to the terms of the underlying award agreements and the Company’s equity plan in effect from time to time. The exercise price for the Option shall be the closing price of the Company’s common stock on the Grant Date.

This offer is subject to written affirmation of the Company’s Code of Ethics and other then-prevailing policies and procedures. Your employment with the Company is at-will meaning both you and the Company can end the employment relationship at any time and for any reason. The terms and conditions of this letter supersede any and all prior letters and oral statements from the Company or its subsidiaries.

Until and unless altered, modified, or deleted, your elections as of the date of this letter, under the PTGi International Carrier Service Inc.’s employee benefit plans for health, dental, vision, life insurance, voluntary life insurance, AD&D and short-term and long-term disabilities, as well as the 401(k) Plan, will remain in full force.

For purposes of your Paid-Time-Off (“PTO”) accrual, the Company will count your previous tenure with PTGi International Carrier Services, Inc.

Please sign in the space below to confirm that you have read, understood, and agree to all terms and conditions of employment as outlined above. This offer of employment will remain open until COB, today, September 11, 2014.

Kind regards,

/s/ Keith Hladek
Keith Hladek
Chief Operating Officer
For and on behalf of the Company

cc: Human Resources

/s/ Mesfin Demise	09/11/14
Accepted by: Mesfin Demise	Date